Exhibit 5.1
September 4, 2009
Board of Directors
Superior Bancorp
17 North 20th Street
Birmingham, Alabama 35243

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
          We have acted as counsel to Superior Bancorp., a Delaware-chartered thrift holding company headquartered in Birmingham, Alabama (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the resale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of 1,000,000 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), issuable upon the exercise of a warrant issued on September 17, 2008 (the “Warrant”) to Durden Enterprises, LLC. The Warrant was issued pursuant to that certain Agreement to Purchase Subordinated Notes, dated as of September 17, 2008 (the “Agreement”), by and among the Company, Superior Bank and Durden Enterprises, LLC.
          As special counsel for the Company, and as the basis for the opinions expressed herein, we have examined, considered and relied upon the following (collectively, the “Documents”):
          1. the Articles of Incorporation and Bylaws of the Company (each as amended to date);

Board of Directors
Superior Bancorp
17 North 20th Street
Birmingham, Alabama 35243
          2. copies of resolutions of the Board of Directors of the Company relating to the issuance and sale of the Warrant, the preparation and filing of the Registration Statement and related matters;
          3. an executed copy of the Warrant;
          4. an executed copy of the Agreement; and
          5. such other instruments and documents as we deem necessary in order to enable our firm to render the following opinions.
     For purposes of the opinion expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of the Documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of the Documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We have further assumed that the Company maintains an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance pursuant to documents governing their issuance.
          Based solely upon the examination and consideration of the Documents and other matters set forth herein, and in reliance thereon, subject to the comments, assumptions, exceptions, qualifications and limitations set forth above, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given solely in the capacity set forth herein and is not to be used, relied on, or referred to for any other purpose without our express written permission.

Sincerely,
/s/ Haskell Slaughter Young & Rediker, LLC

Haskell Slaughter Young & Rediker, LLC